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                                                                   Exhibit 10.12


                              SECURED PROMISSORY NOTE
                               -----------------------


$1,350,000                                                          May 18, 1998



          FOR VALUE RECEIVED, the undersigned (the "Purchaser") hereby promises to pay to Cluett American Investment Corp., a Delaware corporation (the "Company"), the principal amount of ONE MILLION THREE HUNDRED FIFTY THOUSAND Dollars ($1,350,000) in lawful money of the United States of America, payable on May 18, 2005, and to pay interest (computed on the basis of a 365 or 366 day year, as the case may be) on the unpaid principal amount hereof (including, to the extent permitted by law, any amounts which are deemed to be principal in accordance with the succeeding sentence) from and after the date of this Note until the entire principal amount hereof has been paid in full, at a rate of 5.69% per annum, compounded annually. All principal of and accrued interest on this Note shall be due and payable in full on May 18, 2005; PROVIDED that if the Purchaser or a Permitted Transferee (as defined below) sells or otherwise disposes of any portion of his Common Stock (as defined below) other than pursuant to a sale or other disposition to an Affiliate (as defined in the Stockholders' Agreement, dated as of May 18, 1998, among the Company, the Purchaser and certain other stockholders of the Company (as such agreement may be amended from time to time, the "Stockholders' Agreement")) which is permitted by the Stockholders' Agreement (any such Affiliate, a "Permitted Transferee"), then the Net Proceeds (as defined in Section 2(b) of the Pledge Agreement dated as of the date hereof between the Purchaser and the Company (the "Pledge Agreement")) shall be applied to the prepayment first of the accrued and unpaid interest and then to the unpaid principal amount hereunder, which interest and, as the case may be, principal to be so prepaid shall become immediately due and payable. Interest shall accrue from and including the first day hereof to but excluding any such payment date.

          Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Stockholders' Agreement.

          If the date set for payment of principal hereunder is a Saturday or Sunday or a legal holiday in the State of New York, then such payment shall be made on the next succeeding business day.

          This Note has been delivered as partial payment for the purchase by the Purchaser of Common Stock, par value $.01 (the "Common Stock"), of the Company in accordance with the terms of the Subscription Agreement, dated as of March 30, 1998, among the Company, Alvarez & Marsal, Inc. and Vestar Capital Partners III, L.P. Payment of the principal of and interest on this Note is secured pursuant to the terms of the Pledge Agreement, reference to which is made for a description of the collateral provided thereby and the rights of the Company and the holder of this Note in respect of such collateral.

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          This Note is subject to the following further terms and conditions:

          1. PAYMENT AND PREPAYMENT. (a) All payments and prepayments of principal of and interest on this Note shall be made to the Company or its order, or to the legal holder of this Note or such holder's order, in lawful money of the United States of America at the principal offices of the Company (or at such other place as the holder hereof shall notify the Purchaser in writing). Upon final payment of all outstanding principal of and all accrued interest on this Note it shall be surrendered for cancellation.

          (b)  The Purchaser may, at its option, prepay the principal of this
Note in whole or in part (and all unpaid interest accrued on such principal to be prepaid) at any time or from time to time without penalty or premium.

          (c) Concurrently with any prepayment of any portion of the principal of this Note pursuant to this Section 1, the Company (or any other holder of this Note) shall make a notation of such payment hereon.

          2. EVENTS OF DEFAULT. Upon the occurrence of any of the following events ("Events of Default"):

          (a) Failure to pay any principal of or interest on this Note when due;

          (b) An event of default under any note evidencing indebtedness of the Purchaser to the Company;

          (c) Failure of the Purchaser or the Purchaser's Permitted Transferees to perform such Purchaser's or the Purchaser's Permitted Transferees' material obligations under the Stockholders' Agreement or the Pledge Agreement; or

          (d) The filing of a voluntary or involuntary petition for an order of relief under the Bankruptcy Code by or against the Purchaser, or any filing for relief under any state or federal insolvency statute by or against the Purchaser that, in the case of an involuntary petition or a filing against the Purchaser, either (A) results in the entry of an order for relief or
     (B) remains undismissed, undischarged and unbonded for a period of 60 days;

then (x) if an event set forth in (a) through (c) above occurs, the holder of this Note may declare, by notice of default given to the Purchaser, the entire principal amount of this Note to be forthwith due and payable, whereupon the entire principal amount of this Note outstanding hereunder and all accrued and unpaid interest thereon shall become due and payable without presentment, demand, protest, notice of dishonor and all other demands and notices of any kind, all of which are hereby expressly waived and (y) if an event set forth in paragraph (d) above occurs, the entire principal amount of this Note outstanding hereunder and all accrued and unpaid interest thereon shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the holder. If an Event of Default shall occur hereunder, the Purchaser shall pay costs of collection, including


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reasonable attorneys'  fees, incurred by the Company (or any other holder of this Note) in the enforcement hereof.

          No delay or failure by the Company (or any other holder of this Note) in the exercise of any right or remedy shall constitute a waiver thereof, and no single or partial exercise by the holder hereof of any right or remedy shall preclude other or future exercise thereof or the exercise of any other right or remedy.

          3. NO RECOURSE. The Company (or any other holder of this Note) shall have recourse against the Common Stock and any other Pledged Securities (as defined in the Pledge Agreement) of the Purchaser as provided in the Pledge Agreement and the Net Proceeds referred to in Section 2(b) of the Pledge Agreement. Except as expressly provided otherwise in the prior sentence neither the Company (nor any other holder of this Note) shall have recourse against the Purchaser or any of the Purchaser's assets for the payment of the principal of or accrued and unpaid interest on this Note or for any claim based hereon (including costs of collection).

          4. DISCHARGE OF INDEBTEDNESS. Any transfer or disposition of Pledged Securities by the Purchaser or any Permitted Transferee to any Person other than a Permitted Transferee shall be void and of no effect unless and until the Net Proceeds in respect thereof shall have been applied to the prepayment first of the accrued and unpaid interest on this Note, second of the unpaid principal amount of this Note, third of the accrued and unpaid interest on any other indebtedness of the Purchaser to the Company or any of its subsidiaries and then of the unpaid principal amount of any such other indebtedness. The Purchaser and its Permitted Transferees may transfer Pledged Securities to any other Permitted Transferee of the Purchaser (including transfers back to the Purchaser) without the repayment and discharge of any portion of principal and interest on this Note or such other indebtedness which is not then due and owing so long as, in the case of this Note, this Note remains secured pursuant to the Pledge Agreement to the same extent as would have been the case had such transfer not occurred.

          5.   PAYMENT FOR SECURITIES.  Notwithstanding the provisions of
Section 3.9 of the Stockholders' Agreement, if at any time the Company elects to purchase any Securities pursuant to such Section 3.9, the Company may, at its option, pay the purchase price for the shares of Common Stock it purchases (i) by the cancellation of any indebtedness, if any, owing from the Purchaser to the Company or any of its subsidiaries, including any such indebtedness under this Note, and (ii) then, as specified in such Section 3.9.

          6.   MISCELLANEOUS.

          (a) The provisions of this Note shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed therein. The Purchaser hereby (i) agrees to submit to the exclusive jurisdiction of the federal and state courts located in the Southern District of New York in any action or proceeding arising out of or relating to this Note, (ii) waives any objection to the laying of venue of any actions or proceedings brought in any such court and any claim

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that such actions or proceedings have been brought in an inconvenient forum, and
(iii) agrees that service of any process, summons, notice or document by U.S. registered mail to the address for such party specified in Section 5.7 of the Stockholders' Agreement shall be effective service of process for any action or proceeding in New York with respect to any matter specified above.

          (b) Any notices or other communications permitted or required hereunder shall be in writing and will be deemed to have been duly given if delivered or sent in accordance with the Stockholders' Agreement.

          (c) The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of the provisions hereof.

          IN WITNESS WHEREOF, this Note has been duly executed and delivered by the Purchaser as of the date first above written.



                                   A&M INVESTMENT ASSOCIATES #7, LLC


                                   /s/ Bryan P. Marsal
                                   ------------------------------
                                   Name: Bryan P. Marsal
                                   Title: Manager